Exhibit 99.2

Kaspien Fiscal Second Quarter 2021 Earnings Call Script

Tuesday, September 14 at 4:30 p.m. Eastern time

Participants

Kunal Chopra, Chief Executive Officer

Ed Sapienza, Chief Financial Officer – Kaspien Holdings Inc.

Brock Kowalchuk, Chief Financial Officer – Kaspien Inc.

Mitchell Bailey, Chief Operating Officer

Operator

Good afternoon. Welcome to Kaspien’s fiscal second quarter 2021 earnings conference call. Joining us today are Company CEO Kunal Chopra, COO Mitchell Bailey, Kaspien Holdings Inc. CFO Ed Sapienza, and Kaspien Inc. CFO Brock Kowalchuk. Following their remarks, we will open the call for your questions.

Then, before we conclude, I’ll provide the necessary cautions regarding the forward-looking statements made by management during this call.

I would like to remind everyone that this call will be recorded and made available for replay via a link available in the investor relations section of the Company’s website.

Now, I would like to turn the call over to Kaspien’s CEO, Kunal Chopra.

Sir, please proceed…

Kunal Chopra – CEO

Welcome, everyone, and thank you for joining us today.

After the market close, we issued a press release announcing our results for the fiscal second quarter ended July 31, 2021. A copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view our release for additional information on what we’ll be discussing today. And with that, we’ll get started.

To begin today, I’d like to run through a high-level overview of our operational highlights from the fiscal second quarter. Then, I’ll turn the call over to Kaspien Holdings’ CFO, Ed Sapienza, to discuss our financial results for the quarter. Ed’s remarks will be followed by comments from the CFO of our operating subsidiary, Kaspien Inc., Brock Kowalchuk, who will provide some additional disclosures around our key performance indicators. Lastly, I’ll come back on to provide more operational analysis and closing remarks before turning the call over to questions.

And with that, let’s get started.

In the fiscal second quarter, we responded well in the face of global supply chain challenges that have impacted businesses the world over. Stemming from the COVID-19 pandemic, industry-wide headwinds meant sales were harder to come by, and many brands and marketplaces were limited in their ability meet demand when it was there. While many organizations have been severely impacted operationally and also financially by inventory shortages and inflationary price increases, I am pleased to report that our team has navigated the terrain effectively during this period, which is a testament to their abilities as well as the resiliency of our operating model.

Our past operational decisions, including setting up a distributed, flexible supply chain, allowed us to better respond in current circumstances.  In recent months, we’ve successfully mobilized our teams to establish a more robust direct-to-consumer fulfillment model by utilizing our regional warehousing locations to minimize gaps in lead times across the supply chain. In some cases, we also introduced drop shipping as an option for select partners. This coordinated response provided a better experience for our brand partners who had been previously reliant on Amazon FBA. And, despite these logistical challenges, I’m pleased to report that we were able to drive a 50-basis point increase in overall GMV, a 33% increase in subscription GMV and a 16% increase in subscription monthly recurring revenue during the period. Within our strategic brands, GMV increased 5.5%, signifying the continued durability of our most meaningful lines as well.

Our non-Amazon marketplaces also continue to perform well, registering 72% growth as a group, largely driven by success on our new and growing Target+ Program. Traditionally, much of our business has been transacted on Amazon, and we are pleased to see growth in our up-and-coming marketplaces as we look to expand to a more representative omni-channel enterprise.

Also, while the retail arm of our business was most directly impacted by industry headwinds, we were encouraged to see that our subscriptions vertical continued to show year-over-year improvement, including a 27% increase in our partner count. We also doubled the number of Account Managers to support existing and anticipated growth going forward. These increases further prove that Kaspien has a real opportunity to expand in our subscriptions area regardless of the macroeconomic environment.

On the product side of things, we also made significant platform technology upgrades this quarter in service of our mission to become a one-stop-shop for our partners. More specifically, we implemented reporting capabilities in our Platform Dashboard, improved Product Targeting Management, added Sponsored Brand Video Management to our AdManager software, and developed a new Partner Central Rapid Prototype, among other updates, which I’ll explain more fully in a few minutes. The broader point is that these ongoing improvements will position us well for greater partner success and satisfaction in the future.

As an aside, in August our AdManager software, was even awarded the “Marketing Automation Innovation Award" in the fourth annual MarTech Breakthrough Awards, which are hosted by a leading market intelligence organization that recognizes the top companies, technologies and products in the global marketing, sales and advertising technology industry today. Past winners have included global leaders such as Adobe, HubSpot, Shopify, The Trade Desk and Squarespace among others. To be included in such a prestigious group is both humbling and also a testament to the great work we’ve done to lead with our technology first. We appreciate that MarTech Breakthrough can recognize our commitment to excellence for all our customers and their important and valued small businesses around the world.

All this is just to say we’re continuing to improve, grow, expand and refine in all key areas of our business. I look forward to delving deeper, but before I go further, I’m going to turn the call over to Kaspien Holdings CFO, Ed Sapienza, to discuss our financial results for the quarter in greater detail.

Ed?

Ed Sapienza – CFO

Thank you, Kunal.

Turning now to our financial results for the fiscal second quarter ended July 31, 2021…

Net revenue in the second quarter decreased 18% to $34.9 million from $42.3 million in the comparable year-ago period. The decrease in net revenue was primarily attributable to ongoing supply challenges in our Fulfillment by Amazon, or FBA, US segment, which were offset by continued growth in our other marketplaces.

Over the six months ended July 31, 2021, net revenue increased 2% to $75.5 million from $73.9 million in the comparable year-ago period. The increase in net revenue was driven by improved performance from non-Amazon marketplaces and the subscriptions segment.

Moving on to gross profit. This quarter, gross profit decreased 17% to $8.8 million, or 25.3% of net revenue, from $10.7 million, or 25.3% of net revenue, in the comparable year-ago period. Gross profit over the first six months of this fiscal year was $18.6 million, or 24.7% of net revenue, compared to $18.6 million, or 25.2% of net revenue, over the comparable year-ago period.

The decrease in gross profit was primarily attributable to a reduction in net revenue on the Amazon US platform. Gross margin year-over-year remained flat despite a decline in merchandise margin rate as a result of the leveraging of fulfillment fees and warehousing and freight expenses.

Turning to our selling, general and administrative expenses…

For the second quarter of 2021, our SG&A expenses decreased 9% to $10.2 million, 29.3% of net revenue, from $11.2 million, or 26.4% of net revenue, in fiscal Q2 of last year.

SG&A expenses over the six months ended July 31, 2021 decreased 14% to $20.9 million, or 27.6% of net revenue, from $24.3 million, or 32.9% of net revenue, in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a decline in G&A expenses.

Our loss from operations for the second quarter was $1.4 million, compared to a loss from operations of $493,000 in the comparable year-ago period. The increase in operating loss was the result of the decline in net revenue, partially offset by a decrease in cost of sale and SG&A expenses.

Over the first six months of this fiscal year, loss from operations totaled $2.2 million, an improvement from $5.7 million in the comparable year-ago period. The improvement in operating results was the result of higher net revenue and a reduction in SG&A expenses.

Our net income for the second quarter totaled $82,000, or $0.03 per share, compared to a net loss of $899,000, or $0.49 per share in Q2 of 2020.  Over the six months ended July 31, 2021, net loss was $1.3 million, compared to a loss of $6.3 million in the comparable year-ago period. The improvement to net income and loss for both periods was driven by a reduction in SG&A expenses as well as a $1.9 million benefit resulting from the forgiveness of the Company’s Paycheck Protection Program loan.

Adjusted EBITDA, a non-GAAP measure, was a loss of $754,000, compared to an adjusted EBITDA of $23,000 for the same year-ago period. For the six months ended July 31, 2021, our adjusted EBITDA loss was $1.0 million, compared to a loss of $4.7 million in the comparable year-ago period.

Moving to the balance sheet, we ended the quarter with $2.6 million in cash, compared to $1.8 million as of January 30, 2021. We ended the quarter without any borrowings on our credit facility and $10.1 million in availability.

Over the six months ended July 31, 2021, our cash used in operations was $4.9 million, compared to $8.1 million over the same year-ago period. We expect to be in a borrowing position with our line of credit in the fiscal third quarter with increased sales in the fourth quarter providing a partial counterbalance to pay down that investment.

Inventory at quarter end was $25.0 million, compared to $20.6 million as of August 1, 2020.

This completes my financial summary. I’d now like to turn the call over to Brock for additional insights into our KPI’s for the quarter.

Brock?

Brock Kowalchuk - CFO

Thanks, Ed.

Turning now to our KPI results for the fiscal second quarter ended July 31, 2021.

Starting with Gross Merchandise Value, or GMV. In fiscal Q2, GMV across our platform increased 50 basis points to $59.0 million from $58.7 million in the comparable year-ago period. Included in that number is Retail GMV as well as subscription GMV. Retail GMV was down 17% to $36.6 million compared to $44.1 million in the comparable year-ago period. GMV for strategic brands increased 5.5%. Subscription GMV increased 33% to $24.9 million, or 42.1% of total GMV, compared to $18.7 million, or 31.9% of total GMV, in the comparable year-ago period. Moving forward, we generally expect to continue reliably growing GMV, both in retail and subscription, on a year-over-year basis.

Fiscal second quarter GMV per active partner increased 3% to $75,000 in 2021, as compared to $72,000 in the second quarter of fiscal 2020. As noted in today’s release, we expect this metric to steadily grow over time as partners derive more value from the Kaspien platform, leading to greater partner sales and increased engagement across more product lines.

Total active partner count at the end of fiscal second quarter was approximately 792, including 655 retail partners and 136 subscription partners, or Agency and SaaS, partners. This represents a 6% sequential decrease in the partner base, largely due to a 7% decrease in retail partners offset to a degree by a 27% increase in subscription partners. The Company’s retail partner base decreased due to the rationalization of retail partners based on revenue, margin and working capital considerations, as we optimize our use of resources on higher-value, active partners.

Subscription lifetime value to customer acquisition cost ratio, or “LTV: CAC” ratio, as of July 31, 2021 was 3.3x with an average payback period of 8.0 months. This was a decrease compared to 3.4x and 7.7 months recorded in the prior quarter. The sequential change was largely attributable to investments in customer acquisition, which should translate to growth in subsequent quarters. As subscription partners continue to mature and adopt more features of the Kaspien platform, the Company expects these metrics to improve over time.

Retail lifetime value to customer acquisition cost as of July 31, 2021 was 9.5x with an average payback period of 6.1 months. The increase in retail is due to the more mature business seeing longer partnership tenures given the longer operating history.

During the fiscal second quarter, subscription monthly recurring revenue, or MRR, increased approximately 16% to $138,000 compared to $109,000 at the end of the comparable year-ago period.

Retail segment gross revenue per partner for the fiscal second quarter decreased 8% to $52,000, from $57,000 in the comparable year-ago period.

That completes my summary. I’d now like to turn the call back over to Kunal for additional insights into our operational progress during the quarter as well as an outlook going forward.

Kunal?

Kunal Chopra – CEO

Thanks, Brock.

Building on my earlier remarks, the fiscal second quarter was a true test of our ability to be nimble in the face of adversity. At the same time, we continued to drive outperformance in many key growth areas and have also continued to navigate our business forward in a lot of other ways, which I’d like to take some time outlining on the remainder of today’s call.

Right now, we have a number of major operational initiatives at work, including new product launches, sales and marketing programs, partnerships, marketplace thought leadership content, and an emerging brand acquisition strategy. I’ll now take a minute to update these areas more fully, beginning with product.

As I noted a few minutes ago, this quarter we made significant product related upgrades to our platform. In addition to the aforementioned updates on the software side, we also upgraded our retail arm, including making several key upgrades and enhancements to expand our capabilities, improve our forecasting, and make life easier for our partners. More specifically, we expanded our SKU mapping service to support non-Amazon marketplaces, reducing the work for our Supply Chain teams. Also, we improved our rolling forecast abilities, expanding our sales predictions from 30 days to a full year, and updated our Deal Desk model to account for international factors such as tariffs and value-added tax, allowing creation of auto-shipment plans for international markets and saving time for our users. Relatedly, we have also improved our supply chain process to incorporate a staging facility. This allows us to be competitive for new business and provides an opportunity to deepen our relationships with our brands by taking more work off their operations; it also allows maximum control over fulfillment to the end consumer.

Moving to sales and marketing, our teams have been hard at work refining our inbound marketing strategy. Year-to-date we’ve brought in 2568 marketing qualified leads, or MQLs, and 690 sales qualified leads, or SQLs, of which 1492 MQLs and 316 SQLs came in Q2. Importantly, 74% of all deals won in Q2 and 70% of all deal dollar value on the platform came from inbound marketing.

Last year, we put a lot of focus on operationalizing our sales and marketing teams, and the benefits of those investments are now showing in the quality of our won deals. Conversion rates for our marketing & sales pipeline have remained strong this quarter, and our average closed deal size has improved by 14% compared to just the last quarter.

In addition to our improved numbers of MQLs and SQLs, we are also seeing an increased influx of larger, tier-one businesses. This influx of is largely attributed to our paid and organic content efforts. In Q2 we published 31 online educational resources and hosted 2 industry topical webinars.

Moving to our partnership success. Our goal in this area is to solidify our approach towards serving our partners on multiple leading marketplaces, in a true omnichannel-like fashion. In pursuit of that channel expansion strategy, back in March we announced our approval to sell on Target.com through its invite-only Target+ Program, as one of the only third-party sellers granted this special access. Already, we’re seeing strong growth in this channel as Target+ revenues increased 204% this quarter.

Also, this quarter we established Kaspien's first B2B partnership that utilizes Ad Manager as a white-label software for a digital agency managing Amazon brands. In addition, we’re in the process of expanding this collection of partners, and already have a second agency that has also approved the partnership and is putting together the necessary information for onboarding onto the platform.

Last quarter we also announced a partnership with the international grocery business Kroger. While this partnership is still in its early days, I’m pleased to report that we’ve had our first go-live in this channel, and we’re working to build out functionality to support a greater number of potential partners and use cases. I look forward to sharing further updates here as we are able.

Switching gears, as I mentioned on our last call, we believe there is ample ground for us to cover as we position ourselves as business and thought leaders in our space. Let me take a minute to discuss just a few of the activities where we’ve been actively engaged to grow the Kaspien brand:

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This year so far we have published 94 pieces of content, including 69 blogs, 9 podcasts, 8 eBooks, and 8 webinars. In Q2 specifically, we published 37 pieces of content, including 28 blogs, 3 podcasts, 2 eBooks, and 4 webinars.

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Blog subscribers by end of Q2 2021 have grown 145% since Q2 2020. This quarter, we also had 285 eBook downloads and 792 webinar registrations, leading to a 188% increase in website traffic in these resource areas.

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We’ve also conducted content trades, or blogs, webinars, and eBooks, with five companies, including three new relationships. This brings our total group to 10 companies since the start of fiscal year 2021, now including Cahoot, BlueTuskr and Cart.com in addition to VantageBP, Levin Consulting, eComEngine, SellerSmile, Sellzone, Deliverr, and MyFBAPrep.

•	We are continuing to drive the conversation on all things e-commerce, and the feedback we’re getting is validating our time spent in these areas.

I’ll now take a minute to discuss updates on our brand acquisition strategy. At a high level, we believe there are opportunities to expand our offerings through strategic acquisitions where brands and services are highly complementary to our existing technology and business. We’ve spent the last several months developing and initiating a program focused on identifying and ultimately acquiring these online brands; our approach has been deliberate and thoughtful, and our intention is to only engage with brands that would complement our current operations when included under the Kaspien umbrella. Kaspien has partnered with over 4,000 brands to-date, giving us experience as well as high-quality data to identify and acquire brands that will benefit from our platform.

Moreover, we continue to have a promising pipeline of companies that we feel would be good fits for our platform. In recent months, the seller services space has also presented several compelling acquisition targets. It’s worth noting that within the current environment we are seeing valuation multiples at elevated levels, which has kept us from moving forward on potential targets at this time. We believe in taking a deliberate, conservative approach to brand acquisition, and we’re willing to be patient to find the right deals at the right prices. We’ll continue to evaluate opportunities in relation to the potential return and ultimate value we expect to attain. While these pipelined companies may not ultimately result in transactions, at the same time we see a tremendous opportunity to drive incremental value even just within our own customer base. Put together, we believe we have a long-term recipe for becoming number one in GMV within the seller services market.

Before we turn the call over for questions, I’d like to provide a brief outlook on our operations.

The supply chain challenges befalling the industry at large are still here and will remain in effect, to some degree, for the foreseeable future.

That said, the state of our business remains strong. Between the roughly $2 million forgiveness of our PPP loan and a $6.3 million paydown on our line of credit, we’ve effectively reduced our debt by over $8 million from the beginning of the fiscal year. Our GMV and margin profile stability over the first six months of 2021 indicate a resilient core business that is sturdy enough to withstand temporary headwinds. Looking ahead, we will be investing in the coming months to meet the expected growth in demand during the upcoming holiday season, which has us optimistic about future sales pickup.

In many ways, Q2 was an involuntary litmus test of our business model, one that I believe we’ve passed. Subsequent quarters will be a test of our vision for the future. Our focus over the long term will be to continue growing overall GMV as the leading indicator of the success of our business while also shifting our mix to more profitable subscriptions and expanding into other marketplaces. We remain committed to helping businesses of all sizes grow online, and to using our comprehensive platform of software and tech-enabled services to guide our partners through the increasingly complex landscape of digital marketplaces. Across our business, we will continue to offer the software, technology, and know-how to support more marketplaces, expand to new geographies, and layer new business models on top of our existing platform.

And with that, we are ready to open the call for your questions.

Operator, please provide the appropriate instructions.

Operator

Thank you.

The floor is now open for questions. [Operator Instructions]

Our first question comes from Rommel Dionisio at Aegis Capital. Your line is open sir. Please go ahead.

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division

Obviously the industry-wide supply chain challenges, that's pretty well-known across board, and you're certainly not alone there. But one of the things I found really encouraging in the quarter was this GMV per active partner continue to see these nice positive trends. I know you talked about credit partner sales increasing engagement. I wonder though, can you just provide a little more color on that. So really internal factors that you focused on that's really taking route there to drive that GMV per partner statistics upward, even despite all the sort of industry-wide challenges on the supply chain.

Kunal Chopra Chief Executive Officer

Yes, big picture. I mean, at the end of the day, it comes down to our platform, which is geared towards trying to optimize for GMV and the contribution margin per GMV -- per dollar of GMV. And although we have a few partners that suffered some of the issues that we're seeing across the board, we've also seen some increases with certain partners. And that's the advantage of taking a more diversified approach. And our diversification approach extends to not only the number of partners that we have on the platform, the total number of business models that we have, the diversified supply chain that we talked about in today's call. So all in all, taking this diversified approach across our entire partner base has helped us to continue to drive that number up, even though a few partners suffered, as you saw from the top line decline.

Operator [Operator Instructions]

With no other questions holding, this will conclude our question-and-answer session. I'd now like to turn the call back over to Mr. Chopra for his closing remarks.

Kunal Chopra Chief Executive Officer

Yes. Thank you everyone for joining us on today's call. Especially, I want to take a moment to thank our employees, our partners and investors for all their continued support. Operator, back to you.

Operator

Before we conclude today's call, I'd like to provide Kaspien's safe harbor statement that includes important cautions regarding forward-looking statements made during this call. During today's call, there were forward-looking statements made regarding future events within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words anticipate, believe, could, estimate, expect, intend, may, plan, predict, project, and similar terms and phrases, including references to assumptions, in this call to identify forward-looking statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from their results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the company's forward-looking statements: Risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the company; the company's level of debt and related restrictions and limitations, unexpected costs, charges, expenses or liabilities; the company's ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic and other risks described in the company's filings with the SEC such as quarterly reports on Form 10-Q and Annual Reports on Form 10-K. The listeners should keep in mind that any forward-looking statement made [Audio Gap] or elsewhere pertains only as the date on which we make it. New risks and uncertainties come up from time to time, and it's impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made on this call or elsewhere might not occur.

Thank you for joining us today for Kaspien's fiscal second quarter 2021 earnings conference call. You may now disconnect.

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